Exhibit 99.6

CONSENT

We hereby consent to the references of our name and to the description of our valuation analysis in the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 of Valentis, Inc. (Registration No. 333-140443). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Joint Proxy Statement/Prospectus or Registration Statement within the meaning of the term “experts” as used in the Securities Act or the Regulations.

/s/ BIO-IB, LLC
BIO-IB, LLC
New York, New York
June 5, 2007